NEWS RELEASE
April 10, 2008                                                                            Contact: Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                (301) 429-4638: pthompson@radio-one.com
Washington, DC

Radio One, Inc. Announces the Acquisition of Social Media Network Community Connect Inc.

WASHINGTON, DC - Radio One, Inc. (NASDAQ:ROIAK and ROIA) today announced that it has acquired the social networking company, Community Connect Inc. for a transaction price of approximately $38.0 million dollars.

Community Connect Inc. ("CCI"), which owns and operates a number of social networking brands under its umbrella including BlackPlanet.com, MiGente.com, and AsianAve.com, is the leading online niche social-networking company.  With over 20 million members it is the 4th most visited U.S. social networking property/publisher. (Hitwise January 2008).

"CCI is an innovator and pioneer in social networking," says Alfred Liggins, III, Radio One’s CEO and President.  “We believe that they are a great complement to our existing radio, TV, and online properties.”

This acquisition is another example of Radio One, Inc.’s continued strategy of diversification outside of the radio broadcasting space in order to deliver a more holistic approach to targeting African Americans.  Radio One purchased GIANT, a magazine targeting Urban consumers, in December, 2006 and has an interest in the African-American targeted cable network, TV ONE.  This acquisition gives Radio One a strong foothold in the ever growing social networking and multicultural online space.

“We will be the clear number one in the African-American online space,” said Mr. Liggins.

Analyst eMarketer predicts that by 2011, $4.1 billion will be spent worldwide for social network advertising, a dramatic increase from the $480 million spent in 2006. In 2008 alone, global ad spend in the social networking arena is expected to increase 75% year over year, amounting to $2.1 billion (eMarketer, Social Network Marketing: Ad Spending and Usage, December 2007).

"This is a great opportunity to take CCI to the next level,” said Ben Sun, President and Founder of CCI.  “Radio One reaches over 20 million people every week in radio, TV, print and online, giving us the opportunity to capitalize on cross-platform opportunities for our brands that will truly benefit our members and advertisers."

"CCI's management team recognizes that the Internet is less about single destinations and more about connecting people, around touchpoints of culture and lifestyles.  They have built incredible loyalty among their members," said Tom Newman, President of Radio One's Interactive division.

Upon closing the transaction current President and Founder Ben Sun will continue to run CCI and will report to Tom Newman. Community Connect Inc. has approximately 100 employees and is headquartered in New York City. Rothschild, Inc. acted as financial advisor to Radio One in connection with the transaction. Bear, Stearns & Co. Inc. acted as financial advisor to Community Connect Inc. in connection with the transaction.

Radio One, Inc. (www.radio-one.com) is one of the nation's largest radio broadcasting companies and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for recently announced transactions, Radio One owns and/or operates 53 radio stations located in 16 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner.

Cautionary Note Regarding Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Radio One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Radio One does not undertake to update any forward-looking statements.